Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors)	April 23, 2010
(414) 524-2375

Jacqueline F. Strayer (Media)
(414) 524-3876
Johnson Controls Q2 2010 Revenues Increase 32% with Improved Profitability in All Three Businesses; Company Raises Earnings Forecast
MILWAUKEE, April 23, 2010 . . . For the second quarter of fiscal 2010, Johnson Controls reported a double-digit increase in sales with each of the company’s businesses reporting higher profitability. The company also increased its estimate for 2010 earnings.
“We are pleased with our second quarter results. Our automotive and power solutions businesses are executing very well on the higher production levels in North America and Europe. The Building Efficiency business has started to see signs of recovery with global orders increasing by 5% on a year-over-year basis,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer. “Globally our markets are improving, and each of the businesses generated significant margin improvements through our focus on cost and quality. I want to thank our employees for their dedication and commitment to our customers.”
Highlights for the company’s second quarter of 2010 include:
■	Net sales of $8.3 billion vs. $6.3 billion in Q2 2009, up 32%

■	Income from business segments of $427 million compared with a Q2 2009 loss of $119 million

■	Net income of $274 million vs. a Q2 2009 loss of $193 million

■	Earnings per share of $0.40 vs. a Q2 2009 loss of $0.33
The 2010 quarter includes a non-cash tax charge of $18 million, or $0.03 per diluted share, associated with the recent U.S. health care reform legislation. The 2009 quarter included restructuring charges and other non-recurring items which negatively impacted earnings per diluted share by $0.17.

News release
Adjusting for the non-recurring items in both periods, the company’s results were as follows:
■	Income from business segments of $427 million compared with a Q2 2009 loss of $113 million

■	Net income of $292 million vs. a Q2 2009 loss of $97 million

■	Earnings per share of $0.43 vs. a Q2 2009 loss of $0.16
The company said it believes that using the adjusted numbers provides a more meaningful comparison of its underlying operating performance.
Automotive Experience sales in the quarter increased 70% to $4.2 billion versus $2.4 billion last year due primarily to higher production volumes and new program launches in all geographic regions. North American revenues increased 85% to $1.6 billion from $0.9 billion last year, while European sales were up 57% to $2.1 billion from $1.3 billion in the 2009 quarter. Sales in Asia increased to $430 million from $224 million in 2009 while China revenues, which are mostly generated through unconsolidated joint ventures, rose 91%. Johnson Controls has a 45% share of the Chinese automotive seating market.
Automotive Experience reported segment income of $189 million in the current quarter, compared with a loss of $269 million (excluding non-recurring items) last year due to higher volumes, operational efficiencies and significantly higher profitability of its automotive joint ventures. The North America segment margin of 6.7% reflects the benefits of our restructuring activities and increased production volumes. Asia segment margin, including the non-consolidated joint ventures in China, was also 6.7%. European segment margin was 2.4%, lower than other geographic regions due to the magnitude of new product launches.
Automotive production levels continue to recover in both North America and Europe due to the continued replenishment of auto dealer inventories as well as increasing consumer demand. As a result, Johnson Controls increased its forecasts for North American and European auto production in its 2010 fiscal year to 10.9 million units and 16.7 million units, respectively.
Power Solutions sales in the second quarter of 2010 increased 30% to $1.2 billion from $0.9 billion last year reflecting higher aftermarket and original equipment unit shipments. Aftermarket unit sales increased 9% due to new customers and improved markets. The company noted that incremental volume associated with the award of all of WalMart’s automotive battery business is expected to commence in the company’s fourth fiscal quarter. Higher global automotive production and incremental volume from new customers resulted in a 44% increase in original equipment battery sales.
Power Solutions segment income was $134 million versus $66 million in the second quarter of 2009. The higher 2010 income is the result of the higher volumes as well as improved capacity utilization associated with the completion of restructuring activities.

News release
The company is accelerating investments to expand lead acid battery production capacity in China. Due to rapid market expansion and share gains in the aftermarket sector, the company’s power business in China has the potential to be the size of its current European business within five years. Additionally, the construction of a new lead recycling facility in Mexico is proceeding as expected. The company also received one of the necessary permits related to construction of a lead recycling center in South Carolina. Increasing the in-house recycling of lead is expected to have a positive impact on margins over the next two years.
Building Efficiency sales in the 2010 second quarter were $3.0 billion, level with last year. Double-digit increases in Global Workplace Solutions sales and residential HVAC offset declines in Western Europe and North America. Johnson Controls reported that its second quarter orders increased by 5% globally and that its backlog of uncompleted contracts in the second quarter was $4.4 billion. The backlog was down 4% versus the previous year but improved versus the 2010 first quarter. In addition, the pipeline of potential new business was higher in the second quarter. The company saw increased demand in the educational, U.S. Federal government and energy efficiency solutions markets. Second quarter orders associated with the America Reinvestment and Recovery Act (ARRA) were $143 million. Johnson Controls noted that second quarter ARRA bookings were larger than the 2010 first quarter and fiscal 2009 bookings combined.
The Building Efficiency segment reported segment income of $104 million, up 16% compared to $90 million in 2009 with higher margins in all parts of the business except North American Service and Europe. Non-recurring charges in the 2010 quarter were comparable to those in the year-ago period.
Johnson Controls increased its earnings guidance for 2010:
■	Net sales expectation increased to $33.5 billion (up 18%) versus previous guidance of $33 billion (up 16%), with the impact of higher automotive production partially offset by a revised Euro assumption of $1.35

■	Segment margins for Automotive Experience increased to 3.1% — 3.3% from 2.0% — 2.2%. Power Solutions margins increased to 12.6% — 12.8%, previously 11.8% — 12.0%

■	Earnings per share for the 2010 fiscal year are now expected to total $1.90 — $1.95 per diluted share compared to earlier guidance of $1.70 — $1.75 per diluted share

■	Capital expenditures increased to $750 — $800 million from $700 - $750 million related to accelerated growth investments in Power Solutions

■	Free cash flow increased by $100 million to $1.3 billion

News release
“We continue to be encouraged by the steady improvement in the automotive industry and therefore have increased our earnings outlook for 2010,” Mr. Roell said. “In the first half of our fiscal year we have demonstrated the ability to capitalize on the higher production levels with strong execution occurring in all geographic regions. Strong cash flow from our operations has allowed us to accelerate our investments in growth initiatives across all of our businesses.”
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Johnson Controls (NYSE: JCI) is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 130,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com/.
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2010 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and included terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, financial distress of key customers, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, liquidity, changes in the levels or timing of investments in commercial buildings, the ability to execute on restructuring actions according to anticipated timelines and costs as well as other factors discussed in Item 1A of Part I of the Company’s most recent Form 10-k filing (filed November 24, 2009) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
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April 23, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2010	2009
Net sales	$8,317	$6,315
Cost of sales	7,094	5,633

Gross profit	1,223	682

Selling, general and administrative expenses	(847)	(803)
Restructuring costs	—	(230)
Net financing charges	(43)	(46)
Equity income	51	2

Income (loss) from continuing operations before income taxes	384	(395)

Provision (benefit) for income taxes	87	(183)

Net income (loss)	297	(212)

Less: income (loss) attributable to noncontrolling interests	23	(19)

Net income (loss) attributable to JCI	$274	$(193)

Diluted earnings (loss) per share	$0.40	$(0.33)

Diluted weighted average shares	683	594

Shares outstanding at period end	673	594

April 23, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Six Months Ended March 31,
	2010	2009
Net sales	$16,725	$13,651
Cost of sales	14,266	12,284

Gross profit	2,459	1,367

Selling, general and administrative expenses	(1,730)	(1,662)
Restructuring costs	—	(230)
Net financing charges	(78)	(102)
Equity income (loss)	104	(134)

Income (loss) from continuing operations before income taxes	755	(761)

Provision for income taxes	92	59

Net income (loss)	663	(820)

Less: income (loss) attributable to noncontrolling interests	39	(19)

Net income (loss) attributable to JCI	$624	$(801)

Diluted earnings (loss) per share	$0.92	$(1.35)

Diluted weighted average shares	682	594

Shares outstanding at period end	673	594

April 23, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	March 31,	September 30,	March 31,
	2010	2009	2009
ASSETS
Cash and cash equivalents	$770	$761	$311
Accounts receivable — net	5,431	5,528	4,745
Inventories	1,579	1,521	1,648
Other current assets	2,124	2,016	1,748

Current assets	9,904	9,826	8,452

Property, plant and equipment — net	3,779	3,986	3,949
Goodwill	6,377	6,542	6,320
Other intangible assets — net	709	746	749
Investments in partially-owned affiliates	770	718	668
Other noncurrent assets	2,270	2,270	1,586

Total assets	$23,809	$24,088	$21,724

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$743	$798	$797
Accounts payable and accrued expenses	5,758	5,306	4,370
Other current liabilities	2,314	2,612	2,520

Current liabilities	8,815	8,716	7,687

Long-term debt	2,636	3,168	3,994
Other noncurrent liabilities	2,732	2,865	1,944
Total equity attributable to JCI	9,407	9,138	7,900
Equity attributable to noncontrolling interests	219	201	199

Total liabilities and equity	$23,809	$24,088	$21,724

April 23, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended March 31,
	2010	2009
Operating Activities
Net income (loss) attributable to JCI	$274	$(193)
Income (loss) attributable to noncontrolling interests	23	(19)

Net income (loss)	297	(212)

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	176	191
Equity in earnings of partially-owned affiliates, net of dividends received	(32)	27
Deferred income taxes	18	(78)
Non-cash impairment of long-lived assets	19	46
Other — net	33	7
Changes in working capital, excluding acquisition of businesses:
Receivables	(388)	196
Inventories	(41)	263
Restructuring reserves	(66)	83
Accounts payable and accrued liabilities	233	(97)
Change in other assets and liabilities	(36)	(244)

Cash provided by operating activities	213	182

Investing Activities
Capital expenditures	(134)	(158)
Sale of property, plant and equipment	5	—
Acquisition of businesses, net of cash acquired	(15)	(10)
Other — net	(41)	(10)

Cash used in investing activities	(185)	(178)

Financing Activities
Increase (decrease) in short and long-term debt — net	(45)	194
Payment of cash dividends	(87)	(77)
Other — net	83	(12)

Cash provided (used) by financing activities	(49)	105

Increase (decrease) in cash and cash equivalents	$(21)	$109

April 23, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Six Months Ended March 31,
	2010	2009
Operating Activities
Net income (loss) attributable to JCI	$624	$(801)
Income (loss) attributable to noncontrolling interests	39	(19)

Net income (loss)	663	(820)

Adjustments to reconcile net income (loss) to cash provided (used) by operating activities:
Depreciation and amortization	356	381
Equity in earnings of partially-owned affiliates, net of dividends received	(44)	59
Deferred income taxes	(44)	222
Non-cash impairment of long-lived assets	19	156
Non-cash impairment of equity investment	—	152
Other — net	62	42
Changes in working capital, excluding acquisition of businesses:
Receivables	(36)	1,324
Inventories	(97)	341
Restructuring reserves	(124)	31
Accounts payable and accrued liabilities	376	(1,753)
Change in other assets and liabilities	(110)	(270)

Cash provided (used) by operating activities	1,021	(135)

Investing Activities
Capital expenditures	(311)	(426)
Sale of property, plant and equipment	24	3
Acquisition of businesses, net of cash acquired	(15)	(32)
Other — net	(68)	(80)

Cash used by investing activities	(370)	(535)

Financing Activities
Increase (decrease) in short and long-term debt — net	(569)	734
Payment of cash dividends	(164)	(154)
Other — net	91	17

Cash provided (used) by financing activities	(642)	597

Increase (decrease) in cash and cash equivalents	$9	$(73)

April 23, 2010

FOOTNOTES
1. Business Unit Summary

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	(unaudited)			(unaudited)
(in millions)	2010	2009	%	2010	2009	%
Net Sales
Building efficiency	$2,973	$2,965	0%	$5,991	$6,052	-1%
Automotive experience	4,166	2,445	70%	8,269	5,576	48%
Power solutions	1,178	905	30%	2,465	2,023	22%

Net Sales	$8,317	$6,315		$16,725	$13,651

Segment Income (1)
Building efficiency	$104	$90	16%	$208	$69	*
Automotive experience	189	(275)	*	310	(604)	*
Power solutions	134	66	*	315	106	*

Segment Income	$427	$(119)		$833	$(429)

Financing charges — net	(43)	(46)		(78)	(102)
Restructuring costs	—	(230)		—	(230)

Income from continuing operations before income taxes and noncontrolling interests	$384	$(395)		$755	$(761)

Net Sales
Products and systems	$6,642	$4,717	41%	$13,318	$10,364	29%
Services	1,675	1,598	5%	3,407	3,287	4%

	$8,317	$6,315		$16,725	$13,651

Cost of Sales
Products and systems	$5,715	$4,362	31%	$11,471	$9,635	19%
Services	1,379	1,271	8%	2,795	2,649	6%

	$7,094	$5,633		$14,266	$12,284

*	Metric not meaningful

(1)	Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges and restructuring costs.
Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2. Restructuring Costs
As part of its continuing efforts to reduce costs and improve the efficiency of its global operations, the Company announced a restructuring plan in the second quarter of fiscal year 2009 and recorded a $230 million restructuring charge. This restructuring charge included a $46 million impairment charge of which $25 million related to the North America automotive experience segment, $16 million related to the Asia automotive experience segment and $5 million related to the Europe automotive experience segment.
The restructuring charge relates to cost reduction initiatives in its automotive experience, building efficiency and power solutions businesses and includes workforce reductions and plant consolidations. The Company expects to substantially complete the initiatives in 2010. The automotive-related restructuring is in response to the fundamentals of the European, North American and Japanese automotive markets. The actions target reductions in the company’s cost base by decreasing excess manufacturing capacity due to lower industry production and the continued movement of vehicle production to low-cost countries, especially in Europe. Power solutions’ actions are focused on optimizing its regional manufacturing capacity to reflect lower overall demand for original equipment batteries resulting from lower vehicle production levels.
3. Impairment Charges
The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable.
At March 31, 2010, the Company recorded a $19 million impairment charge related to property, plant and equipment in the North America automotive experience segment as part of the Company’s revised restructuring actions. This impairment charge was offset by a decrease in the Company’s restructuring reserve for $19 million due to lower employee severance and termination benefit cash payouts than previously calculated.
At December 31, 2008, the Company recorded a $77 million and $33 million impairment charge related to property, plant and equipment in the automotive experience business in North America and Europe, respectively. The impairment charges are included in cost of sales in the accompanying Condensed Consolidated Statements of Income. At December 31, 2008, the Company also recorded a $152 million charge related to an impairment of an equity investment in a 48%-owned joint venture with US Airconditioning Distributors, Inc. in the Company’s building efficiency business. This impairment charge is included in equity loss in the accompanying Condensed Consolidated Statements of Income.

April 23, 2010

4. Income Taxes
The Company’s annual estimated effective tax rate before consideration of discrete tax items for the year ending September 30, 2010 is 18 percent. The effective tax rate inclusive of discrete tax items for the second quarter of fiscal 2010 is 22.7 percent, as compared to 46.3 percent for the second quarter of fiscal 2009.
5. Earnings per Share
The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic income (loss) available to common shareholders	$274	$(193)	$624	$(801)

Financing costs related to the convertible senior notes and Equity Units, net of tax	1	—	4	—

Diluted income (loss) available to common shareholders	$275	$(193)	$628	$(801)

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	671.7	593.6	671.1	593.5
Effect of dilutive securities:
Stock options	6.3	—	6.1	—
Convertible senior notes	0.1	—	0.1	—
Equity units	4.5	—	4.5	—

Diluted weighted average shares outstanding	682.6	593.6	681.8	593.5